Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

CONTACT:	Otis Buchanan
Liquidmetal Technologies
949-635-2120
otis.buchanan@liquidmetal.com

Liquidmetal Technologies Names New Member to Board of Directors

Rancho Santa Margarita, California.  March 2nd 2011-- Liquidmetal® Technologies Inc. (OTCBB: LQMT) today announced that it has named a new member to the Board of Directors of the Company. Chairman Abdi Mahamedi is welcoming Mark Hansen as the newest independent board member.

Incoming member Hansen is presently the Managing Partner of Cobalt Development Partners LLC, a firm focusing on the development of emerging consumer and intellectual property companies. With a thirty year history of executive management experience serving consumers through retail, Mark has served as the President and CEO of SAM’s Club, which generated $23 billion dollars in revenue amidst a workforce of 75 thousand employees. Mark Hansen has also served as President and CEO of PetSmart, the largest dominant retailer of pet supplies and services in the country.

In addition to his significant service sector corporate leadership responsibilities, Mark also has a number of previous and present Board of Director positions to his credit including Applebee’s Restaurants and Amazon.com.

According to Board Chairman Abdi Mahamedi, “Liquidmetal has begun to execute successfully on a bold new direction that is yielding significant traction with strategic partners and cornerstone customers. Mark brings a depth of business acumen, strategic market awareness, corporate governance and integrity that will make our existing team even stronger. Both the executive leadership team and the full Board of Directors are excited about his addition to the team.”

This press release may contain “forward-looking statements” that involve risks and uncertainties, including statements regarding our plans, future events, objectives, expectations, forecasts, or assumptions.  Any statement in this press release that is not a statement of historical fact is a forward-looking statement, and in some cases, words such as "believe," "estimate," "project," "expect," “intend,” “may," "anticipate," "plans," "seeks," and similar expressions identify forward-looking statements.  These statements involve risks and uncertainties that could cause actual outcomes and results to differ materially from the anticipated outcomes or result, and undue reliance should not be placed on these statements.  These risks and uncertainties may include:  our limited operating history in developing and manufacturing products from bulk amorphous alloys; the adoption of our alloys by customers; the commercial success of our customer’s products; our ability to identify, develop, and commercialize new applications for our alloys; competition with suppliers of incumbent materials; the development of new materials that render our alloys obsolete; the ability to manage our anticipated growth; our limited direct experience in manufacturing bulk alloy products; scaling-up our manufacturing facilities; protecting our intellectual property; problems associated with manufacturing and selling our alloys outside of the United States; and other risks and uncertainties discussed in filings made with the Securities and Exchange Commission (including risks described in subsequent reports on Form 10-Q, Form 10-K, Form 8-K, and other filings).  Liquidmetal Technologies disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.